FOR IMMEDIATE RELEASEEXHIBIT 99.1

CSI COMPRESSCO LP ANNOUNCES

SECOND QUARTER 2017 RESULTS

THE WOODLANDS, Texas, August 8, 2017 / PRNewswire / - CSI Compressco LP (“CSI Compressco” or the “Partnership”) (NASDAQ: CCLP) announced second quarter 2017 consolidated financial results.

Second Quarter highlights include:

•	Revenue increased 15% to $75 million on stronger equipment and aftermarket sales
•	Compression fleet utilization improved 190 basis points to 78.9% at June 30, 2017 compared to March 31, 2017
•	Aftermarket services revenue of $10.5 million increased by 12% compared to Q1-2017
•	New equipment sales orders of $12 million with a quarter-end backlog of $24 million
•	Net loss of $6.4 million, which includes a $5.5 million favorable non-cash fair market value adjustment to the Series A Preferred
•

Adjusted EBITDA(1) was $19.5 million, which compares to Q1-2017 adjusted EBITDA of $19.9 million (first quarter adjusted EBITDA was benefitted by the settlement of $1.7 million of certain G&A expenses using common units, while similar second quarter G&A expenses were settled in cash).

•	Net cash provided from operating activities of $9.5 million, up $7.7 million from Q1-2017
•	Cash distribution of $0.1875 per common unit

	Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	Q2-17 vs. Q1-17	Q2-17 vs. Q2-16
	(In Thousands, Except Ratios, and Percentages)
Net income (loss)	$ (6,372)	$ (15,593)	$ (4,680)	59%	(36)%
Adjusted EBITDA(1)	$ 19,505	$ 19,873	$ 24,799	(2)%	(21)%
Distributable cash flow(1)	$ 5,768	$ 7,093	$ 15,207	(19)%	(62)%
Quarterly cash distribution per unit	$ 0.1875	$ 0.1875	$ 0.3775	—	(50)%
Distribution coverage ratio(1)	0.85x	1.09x	1.19x	—	—
Fleet capital expenditures	$ —	$ —	$ 8	—	(100)%
Net cash provided by operating activities	$ 9,533	$ 1,821	$ 20,469	424%	(53)%
Free cash flow(1)	$ 5,271	$ (5,394)	$ 18,016	198%	(71)%
(1) Non-GAAP financial measures reconciled to the nearest GAAP number on Schedules B and C.

Consolidated revenues for the quarter ended June 30, 2017, were $75.3 million compared to $65.6 million for the first quarter of 2017 and $76.1 million for the second quarter of 2016, with equipment sales increasing $8.9 million sequentially and $5.8 million year-over-year.  Pre-tax loss for the quarter ended June 30, 2017 was $5.8 million, inclusive of a favorable $5.5 million non-cash adjustment to the fair market value of the Series A Preferred, compared to $14.8 million loss for the first quarter of 2017 and $4.1 million loss for the second quarter of 2016.

As of June 30, 2017, aggregate compression services fleet horsepower totaled 1,094,739 horsepower and the fleet utilization rate was 78.9%.  Utilization of our highest horsepower segment, equipment of 801 and higher horsepower, was 89.6% at the end of June 2017.  We define the fleet utilization rate as the aggregate compressor package horsepower in service divided by the aggregate compressor package fleet horsepower as of a given date.  We do not exclude idle horsepower under repair or horsepower that is otherwise impaired from our calculation of utilization rate.

Unaudited results of operations for the quarter ended June 30, 2017 compared to the prior quarter and the corresponding prior year quarter are presented in the accompanying financial tables.

Stuart M. Brightman, President and Chairman of the Board of CSI Compressco, commented, “Utilization of our fleet continued the positive trend from earlier this year, especially with the larger horsepower equipment for gathering systems in West Texas, South Texas and the Mid-Con markets.  Demand for large horsepower equipment is strong and is affording us the opportunity to redeploy idle equipment and begin discussions on higher pricing.  We are also seeing an increased demand for aftermarket services as our customers are responding to the higher associated gas volumes by catching up maintenance on their equipment and rebuilding parts inventory levels.

“As of June 30, 863,557 horsepower of our total compression services fleet was generating revenue, an increase of 10,357 horsepower compared to prior quarter end.  This marks the third consecutive quarter of improvement in both horsepower generating revenue and fleet utilization, and is the largest increase in the past three quarters.  Aftermarket services revenues remained strong in the second quarter at $10.5 million. During the second quarter we received new equipment sales orders totaling $12 million, bringing our total backlog to $24 million at the end of June, all of which we expect to deliver in the second half of 2017.  Subsequent to the end of the second quarter, we have received another $7 million of purchase orders for new equipment that is not included in the stated backlog, with very encouraging indications of additional quoted opportunities.

“On August 1, we launched our fully integrated ERP system that automates our quote to cash process and streamlines our business processes.  Our sales team and field technicians are now all electronically connected with real time visibility to all resources, automated resource scheduling and improved parts management.  We expect this new system to generate more than $4.0 million of annualized cost savings in addition to making significant improvements in working capital management through visibility throughout the organization of all parts and supplies.  Additionally, our invoicing to customers will occur automatically on a daily basis and is expected to improve days sales outstanding.”

Forward-Looking Guidance

Our total capital expenditure forecast for 2017 is $25 million to $30 million compared to our prior guidance of $15 million to $30 million, which is inclusive of maintenance capital expenditures that are projected to be $15 million to $20 million for the year.

Conference Call

CSI Compressco will host a conference call to discuss second quarter 2017 results today, August  8, 2017, at 10:30 a.m. Eastern Time. The phone number for the call is 866-374-8397. The conference will also be available by live audio webcast and may be accessed through CSI Compressco’s website at www.csicompressco.com.

Second Quarter 2017 Cash Distribution on Common Units

On July 21, 2017, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the second quarter of 2017 of $0.1875 per outstanding common unit, which will be paid on August 14, 2017 to common unitholders of record as of the close of business on August 1, 2017. The distribution coverage ratio (which is a Non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure below) for the second quarter of 2017 was .85X.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of more than 5,800 compressor packages providing approximately 1.1 million in aggregate horsepower, utilizing a full spectrum of low, medium and high horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco’s equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward-Looking Statements

This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates”, “assumes”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “goal”, “intends”, “may”, “might”, “plans”, “predicts”, “projects”, “schedules”, “seeks”, “should”, “targets”, “will” and “would”.  These forward-looking statements include statements, other than statements of historical fact, concerning the recovery of the oil and gas industry and CSI Compressco’s strategy, future operations, financial position, estimated revenues, negotiations with our bank lenders, projected costs, and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events and performance. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating conditions that are outside of our control, including the supply, demand and prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers; the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; the loss of our management; risks related to acquisitions and our growth strategy, including our 2014 acquisition of Compressor Systems, Inc.; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Schedule A - Income Statement

Results of Operations (unaudited)	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(in Thousands, Except per Unit Amounts)
Revenues:
Compression and related services	$ 50,256	$ 50,497	$ 57,827	$ 100,753	$ 120,238
Aftermarket services	10,529	9,387	9,530	19,916	18,117
Equipment sales	14,530	5,668	8,732	20,198	19,426
Total revenues	75,315	65,552	76,089	140,867	157,781
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	28,803	29,043	29,760	57,846	61,565
Cost of aftermarket services	8,461	7,622	7,279	16,083	13,897
Cost of equipment sales	13,321	5,396	6,624	18,717	16,577
Total cost of revenues	50,585	42,061	43,663	92,646	92,039
Depreciation and amortization	17,204	17,295	18,742	34,499	37,194
Impairments of long-lived assets	—	—	—	—	7,866
Selling, general, and administrative expense	8,230	8,766	8,183	16,996	18,413
Goodwill Impairment	—	—	—	—	92,334
Interest expense, net	10,449	10,383	8,870	20,832	17,672
Series A Preferred fair value adjustment	(5,528)	1,865	—	(3,663)	—
Other expense, net	141	(38)	707	103	995
Income (loss) before income tax provision	(5,766)	(14,780)	(4,076)	(20,546)	(108,732)
Provision (benefit) for income taxes	606	813	604	1,419	1,297
Net income (loss)	$ (6,372)	$ (15,593)	$ (4,680)	$ (21,965)	$ (110,029)

Net income per diluted common unit	$ (0.21)	$ (0.46)	$ (0.14)	$ (0.63)	$ (3.25)

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, and free cash flow. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors;
•	determine the Partnership's ability to incur and service debt and fund capital expenditures; and
•	monitor the financial performance measure used in the Partnership’s bank credit facility financial covenant.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, and before certain non-cash charges consisting of impairments, bad debt expense attributable to bankruptcy of customer, non-cash costs of compressors sold, equity compensation, fair value adjustments of our Preferred Units, administrative expenses under the Omnibus Agreement paid in equity using common units, severance expense, and software implementation expense.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

The following table reconciles net income (loss) to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three month periods ended June 30, 2017, March 31, 2017, June 30, 2016, and the six-month periods ended June 30, 2017 and 2016:

Schedule B - Reconciliation of Net Income to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

Results of Operations (unaudited)	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(In Thousands)
Net income (loss)	$ (6,372)	$ (15,593)	$ (4,680)	$ (21,965)	$ (110,029)
Interest expense, net	10,449	10,383	8,870	20,832	17,672
Provision for income taxes	606	813	604	1,419	1,297
Depreciation and amortization	17,204	17,295	18,742	34,499	37,194
Impairments of long-lived assets	—	—	—	—	7,866
Goodwill Impairment	—	—	—	—	92,334
Non-cash cost of compressors sold	2,015	2,316	176	4,331	1,941
Equity Compensation	935	956	825	1,891	1,461
Series A Preferred transaction costs	—	37	—	37	—
Series A Preferred fair value adjustments	(5,528)	1,865	—	(3,663)	—
Omnibus expense paid in equity	—	1,746	—	1,746	—
Severance	—	55	262	55	505
Software implementation	196	—	—	196	—
Adjusted EBITDA	$ 19,505	$ 19,873	$ 24,799	$ 39,378	$ 50,241

Less:
Current income tax expense	479	691	421	1,170	969
Maintenance capital expenditures	5,698	4,580	1,435	10,278	3,748
Interest Expense	10,449	10,383	8,870	20,832	17,672
Severance	—	55	262	55	505

Plus:
Non-cash interest expense	2,890	2,929	1,396	5,819	2,092
Distributable cash flow	$ 5,769	$ 7,093	$ 15,207	$ 12,862	$ 29,439

Cash distribution attributable to period	$ 6,765	$ 6,512	$ 12,784	$ 13,858	$ 25,568

Distribution coverage ratio	0.85x	1.09x	1.19x	0.93x	1.15x

The following table reconciles net cash provided by operating activities to free cash flow for the three month periods ended June 30, 2017, March 31, 2017, June 30, 2017, and the six-month periods ended June 30, 2017 and 2016:

Schedule C - Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Results of Operations (unaudited)	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(In Thousands)
Cash from operations	9,533	1,821	20,469	11,354	35,564
Capital expenditures, net of sales proceeds	(4,262)	(7,215)	(2,453)	(11,477)	(3,806)
Free cash flow	5,271	(5,394)	18,016	(123)	31,758

Contact:

CSI Compressco LP, The Woodlands, Texas

Elijio V Serrano, Chief Financial Officer

Phone:  281-364-5029

www.csicompressco.com